By Facsimile and First Class Mail

July 8, 2005

Mr. Paul R. Gardner
Chief Financial Officer
Concorde Career Colleges, Inc.
5800 Foxridge, Suite 500
Mission, KS 66202

Re: Concorde Career Colleges, Inc. (the “Company”)

Dear Mr. Gardner:

On June 7, 2005, Staff notified the Company that it did not comply with the independent director and audit committee requirements for continued listing on The Nasdaq SmallCap Market set forth in Marketplace Rules 4350(c) and 4350(d)(2) (the “Rules”), respectively. Based on the information regarding the appointment of Mr. Harry T. Wilkins to the Company’s Board of Directors and audit committee, as detailed in your press release dated July 7, 2005, Staff has determined that the Company complies with the Rule and this matter is now closed.

If you have any questions, please contact Jay Miller, Lead Analyst, at (301) 978-8042.

Sincerely,

Cynthia T. Melo
Director
Nasdaq Listing Qualifications